FOR IMMEDIATE RELEASE

Contact:
Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

Micrel Board Increases Quarterly Dividend And Authorizes $30 Million Share Repurchase Plan

San Jose, CA, May 31, 2011 – Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in high performance analog and high-speed mixed signal solutions announced today that its Board of Directors has authorized an approximately 14.3 percent increase in the Company’s quarterly dividend on its common stock.  The new quarterly dividend rate of $0.04 per common share will be effective for the next dividend that is expected to be paid in the third quarter of 2011.   Dividend payments are usually announced at the time the Company reports its quarterly financial results.

 In addition, the Board of Directors has authorized the repurchase of an additional $30 million of the Company’s common stock.  This new authorization is in addition to the remaining approximately $6.7 million of the Board’s 2010 repurchase authorization of $30 million, and brings the total available for repurchase to approximately $36.7 million.  The repurchases may occur from time to time in the open market or in privately negotiated transactions; provided that the repurchases are made in accordance with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions, cash on hand and other factors.  The authorization will stay in effect until the authorized aggregate amount is expended or the authorization is modified by the Board of Directors.

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Micrel Board Increases Quarterly Dividend And Authorizes $30 Million Share Repurchase Plan

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release includes statements that qualify as forward-looking statements under the Private Securities Reform Act of 1995.  Those statements include statements about our expectations regarding the future repurchase of Micrel common stock.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as:  the relative performance of the economy and the U.S. stock markets as a whole, fluctuations in the market price of Micrel’s common stock and other market conditions, the difficulty of predicting Micrel’s future cash needs, the nature of other investment opportunities available to the Company from time to time, Micrel’s operating cash flow and the discretion of Micrel’s Board of Directors to pay or not to pay dividends.  For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel, Inc.

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: http://www.micrel.com.

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